EXHIBIT 23


                 INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Sealright Co., Inc.:


We consent to incorporation by reference in the registration statement (No.333-00979) on Form S-8 of Sealright Co., Inc. of our report dated June 22, 1998, relating to the statements of net assets available for benefits of Sealright Long Term Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedules of assets held for investment purposes and reportable transactions, which report is included herein.



/s/ KPMG Peat Marwick, LLP

Kansas City, Missouri
July 13, 1998